Exhibit 10.2

Contract

The agreement is made on this day 12/16/2016.

Between Remaro Group Corp. (The Tour Guide)

And Santa Turismo Gaya, LLC (The Customer)

hereinafter referred to as “Parties”

1. Subject of contract

1.1. The Tour Guide undertakes to provide the Customer the services (hereinafter referred to as “Guide Service”) specified in p. 1.2 of this Contract in accordance with Request (Order) of the Customer in written form sent to them by facsimile or e-mail in exchange for payment established in the Contract.

1.2. The Guide provided under this Contract shall include following services:

Number of people	5
Guide package	Cotopaxi National Park Tour (Ecuador)
Accommodation and Transportation	At the expense of Customers
Date of arrival	December 17, 2016
Date of departure	December 19, 2016
Extra services	N/A

2. Cost and payment

2.1. Cost of the ordered Guide Service makes $2,000 dollars.

2.2. The payable amount is established in accordance with prices of the Tour Guide.

2.3. 100% of payment shall be made by cash or transferred to the account of the Tour Guide within 5 (five) banking days after this Contract is signed. If the payment is made unduly, the Contract shall be considered aborted.

2.4. If the Tour Guide fails to provide the Guide Service to the Customer, it is entitled to provide them with the equal Guide Service or to refund the payment.

3. Rights and obligation of parties

3.1. The Tour Guide hereby undertakes:

- To render the Customer the Guide Service under this Contract;

- To inform the Customer in advance about: A) minimum number of Tourists in a group, terms of cancellation of the trip in connection with insufficient size of the group, cost of Guide services and payment conditions; B) general requirements to all necessary documents (passport), entry/exit visas, time of processing of the documents; C) medical warnings against the trip, including contraindications in case of some diseases, physical conditions or disadvantages, age of Tourists; D)  the Tour Guide’s location, mailing address, registration, certificates and other information according to consumer protection laws; E) upon request of the Customer provide the additional information concerning the program of Guide Service; places of accommodation (their location, rules of temporary stay); local customs, historical, cultural and natural monuments and other sights which are under special protection, as well as environmental, sanitary and epidemiological conditions; rules of entry to the country of temporary residence and staying there; date and time of the beginning and termination of Guide Service and its duration; insurance company which insures against risks connected with rendering of Guide Service;

3.2. The Customer hereby undertakes:

- To make payments for the Guide Service in proper time in pursuance of p. 2.3 and 2.4. of the Contract;

- To provide the Tour Guide with correct information about facts of violence of laws by the Customer and/or persons who are traveling with them, if the facts took place in the past;

- To meet requirements of the current laws on border-crossing, rules of staying in the country of temporary stay, customs and traditions of the local population, custom requirements and rules of entry/exit from the country of temporary stay;

- In case of cancellation of the Contract prior to the trip, to cover actual expenses of the Tour Guide;

4. Validity and termination

4.1. The Contract comes into force from the moment of its signature by the Parties.

4.2. The Contract shall be considered terminated when its provisions are fully executed by the Parties and by their mutual agreement.

5. Addresses and other information

Tour Guide:	Customer:
Remaro Group Corp.	Santa Turismo Gaya, LLC
Signature: /s/ Marina Funt	Signature: /s/ Alexander Dario Rubio Rodriguez

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